Exhibit 99.1

MRV Announces Second Quarter 2012 Financial Results

CHATSWORTH, Calif., August 9, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the second quarter ended June 30, 2012.

MRV reported second quarter 2012 revenue of $55.0 million, compared with revenue of $48.4 million in the first quarter of 2012 and $59.2 million in the second quarter of 2011. The sequential revenue increase of 14% was driven by higher Network Equipment revenue, primarily at OCS, attributable to growth in service revenue and out-of-band networking product and higher Network Integration revenue due to the recognition of previously deferred revenue. The year-over-year decline of 7% was due to a 13% decline in the Network Equipment group attributable to lower service and product revenues across all regions in OCS and a 4% decline in the Network Integration group attributable to a continued weak European telecom marketplace.

Gross margin for the second quarter of 2012 was 34.4%, compared with 35.5% in the first quarter of 2012 and 40.0% in the second quarter of 2011. The year over year decline in gross profit was impacted by the decline in revenue at the Company’s Network Integration and Network Equipment groups. In the Network Equipment group, gross margins were negatively impacted by a more competitive operating environment, which increased pricing pressure, and a write down of inventory held for sale and service support. In the Network Integration group, margins were down due to highly competitive European markets that are driving increasing pricing pressure, and a change in product and service revenue mix.

Operating expenses in the second quarter of 2012 were $22.3 million, or 40% of revenue, and included a $3.7 million goodwill impairment charge related to the Company’s subsidiary in Scandinavia. Excluding this charge, operating expenses in the second quarter were $18.6 million, or 34% of revenue, compared with $20.8 million, or 43% in the first quarter of 2012 and $21.9 million, or 37% of revenue in the second quarter of 2011. The year-over-year consolidated decrease in operating expenses reflects cost cutting initiatives including $1.9 million in lower labor cost at the operating units during the second quarter of 2012, $0.9 million in lower consulting fees, and lower organizational support cost, which were partially offset by an increase of $0.5 million in severance expense for an officer at our subsidiary in France. The year over year decrease also included several charges in the second quarter of 2011 that did not recur in 2012, including $0.7 million of legal costs related to Board activities and $0.6 million in share-based compensation paid to our former CEO.

Operating loss for the second quarter of 2012 was $3.4 million, and included a $3.7 million goodwill impairment charge related to the Company’s subsidiary in Scandinavia. Excluding this charge, the operating profit in the second quarter was $0.3 million, compared with a loss of $3.6 million in the first quarter of 2012 and an operating profit of $1.8 million in the second quarter of 2011. Operating losses included share-based compensation expense of $0.2 million and $0.8 million in the second quarter of 2012 and 2011, respectively.

As publicly announced on May 2, 2012, MRV’s Board of Directors declared a special dividend of $0.30 per share payable on May 25, 2012 to stockholders of record as of May 16, 2012 and therefore MRV disbursed $47.3 million to investors in the second quarter of 2012.

A more detailed discussion of MRV’s 2012 second quarter financial results, including an analysis by business segment, is included in the Management’s Discussion and Analysis section of the Company’s quarterly report filed with the Securities and Exchange Commission (“SEC”) on Form 10-Q today.

Commenting on the Company’s financial results, Barry Gorsun, MRV’s chief executive officer, stated “While the markets we sell into have been experiencing near term weakness, we had several key successes in the quarter and we continue to expand our customer footprint among existing customers as well as added 41 new customers. A top tier service provider recently selected MRV’s OptiSwitch® and ProVision® solutions for an international metro-Ethernet deployment. Additionally, we continue to gain new data center and content delivery customers and increase sales for our 4G backhaul solutions.”

“During the quarter our OCS division expanded its award winning Pro-Vision product family to support the recently defined Metro Ethernet Forum specifications for Carrier Ethernet 2.0 to enable differentiated services over managed and interconnected global Ethernet networks. We will continue to leverage our technology and resources to deliver innovative products to key segments of our markets.”

Mr. Gorsun continued, “As we separately announced today, we have concluded our review of strategic alternatives and have decided to pursue divestitures of our Network Integration businesses and will be retaining, investing and building our core Optical Communications Systems business. OCS’s markets are poised for significant long term growth due to rising demand for bandwidth intensive applications, mobility and cloud computing that are leading carriers to upgrade their infrastructure and networks.  With our renewed focus on supporting the next generation products in our pipeline, we believe that we will be well-positioned to support our customers’ expanding needs and capitalize on the growth of this market.”

Proposed Transactions

As set forth in MRV’s preliminary proxy statement filed on Schedule 14A with the SEC on August 9, 2012, the Company is seeking stockholder approval for two transactions in the Company’s Network Integration business. The Company has entered into a sale purchase agreement for the sale of its French subsidiary, Interdata, and it has entered into a letter of intent which anticipates a potential sale of its Swedish subsidiary, Alcadon-MRV AB. MRV has also retained investment bank Headwaters BD, LLC,  to evaluate and explore strategic alternatives for its Italian subsidiary, Tecnonet S.p.A. A detailed discussion of MRV’s proposed sale of Interdata and Alcadon can be found in its preliminary proxy statement on file with the SEC.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

In connection with the proposed sales, MRV has filed a preliminary proxy statement and will be filing a definitive proxy statement and other materials with the SEC in the near future. The Company urges investors to read the Proxy Statement and these other materials carefully when they become available because they will contain important information about the Company and the proposed sales. Investors may obtain free copies of the preliminary (and definitive when available) proxy statements as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC’s free Internet site.

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information regarding the executive officers and directors of the Company will be included in the proxy statement to be filed with the SEC with respect to the Company’s Annual Meeting of Stockholders. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed sales.

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, that the proposed sales will not close, including due to the fact that we have not yet entered into a sale purchase agreement with the potential purchaser of Alcadon, conditions precedent need to be met for the Interdata sale, failure of the Company’s stockholders to approve the transactions, and including risks relating to the Company’s ability to make changes in the strategic direction of the Company as determined by its Board of Directors. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2011, and its quarterly report on Form 10-Q for the quarter ended June 30, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of June 30, 2012 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contact:

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

Media Relations:

MRV Communications, Inc.

pr@mrv.com

MRV Communications, Inc

Statement of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	55,020	59,232	103,391	112,403
Cost of goods sold	36,066	35,552	67,278	69,043
Gross profit	18,954	23,680	36,113	43,360
Operating expenses:
Product development and engineering	3,429	3,604	7,174	7,441
Selling, general and administrative	15,245	18,326	32,284	34,427
Impairment of goodwill	3,634	—	3,634	—
Total operating expenses	22,308	21,929	43,092	41,869
Operating income (loss)	(3,354)	1,750	(6,979)	1,491
Interest Expense	(213)	(190)	(458)	(437)
Gain from settlement of deferred Consideration obligation	2,314		2,314
Other income (loss), net	(316)	(48)	(33)	(212)
Income (loss) from continuing operations before taxes	(1,569)	1,512	(5,156)	842
Provision (benefit) for income taxes	545	1,281	1,321	2,512
Net income (loss) of continuing operations	(2,114)	231	(6,477)	(1,670)

Income (loss) from discontinued operations, net of income taxes of $0 in 2012 and $889 in 2011	—	(2,097)	7,975	(740)
Net income (loss)	(2,114)	(1,866)	1,498	(2,410)

Net income (loss) per share - basic:
From continuing operations:	$(0.01)	$0.00	$(0.04)	$(0.01)
From discontinued operations:	$—	$(0.01)	$0.05	$—
Net income (loss) per share - basic (1)	$(0.01)	$(0.01)	$0.01	$(0.01)

Net income (loss) per share - diluted:
From continuing operations:	$(0.01)	$0.00	$(0.04)	$(0.01)
From discontinued operations:	$—	$(0.01)	$0.05	$—
Net income (loss) per share - diluted (1)	$(0.01)	$(0.01)	$0.01	$(0.01)

Weighted average number of shares:
Basic	157,738	157,449	157,744	157,150
Diluted	157,738	157,449	157,972	157,150

(1) Amounts may not add due to rounding.

MRV Communications, Inc

Balance Sheet

(In thousands)

	June 30, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$43,372	$71,352
Short-term marketable securities
Restricted time deposits	2,721	380
Accounts receivable, net	43,844	55,654
Other recievables	12,316	11,604
Inventories	30,195	28,134
Deferred income taxes	1,417	1,660
Other current assets	7,669	5,168
Current assets from discontinued operations held for sale	—	24,810
Total current assets	141,534	198,762
Property and equipment, net	6,670	6,789
Goodwill	1,334	5,156
Deferred income taxes, net of current portion	4,360	4,113
Intangibles, net	400	0
Other assets	299	574
Noncurrent assets from discontinued operations	—	15,295
Total assets	$154,597	$230,689

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$6,266	$8,987
Deferred consideration payable	2,614	4,615
Accounts payable	23,984	31,359
Accrued liabilities	19,513	20,924
Deferred revenue	12,583	10,985
Other current liabilities	203	1,693
Current liabilities from discontinued operations held for sale	—	3,236
Total current liabilities	65,163	81,799
Other long-term liabilities	5,771	6,209
Long-term liabilities from discontinued operations	—	467
Commitments and contingencies

Stockholders’ equity:
Issued — 161,267 shares in 2012 and 160,609 shares in 2011
Outstanding — 157,751 shares in 2012 and 157,704 in 2011	271	270
Additional paid-in capital	1,291,102	1,337,935
Accumulated deficit	(1,205,681)	(1,207,178)
Treasury stock — 2,692 shares in 2012 and 2011	(3,271)	(3,271)
Accumulated other comprehensive income	1,242	14,458
Total stockholders’ equity	83,663	142,214
Total liabilities and stockholders’ equity	$154,597	$230,689